Exhibit 99.1


          Littlefield Corporation Announces Q3 2007 Results

           Fourteenth Consecutive Quarter of Revenue Growth

    AUSTIN, Texas--(BUSINESS WIRE)--Oct. 24, 2007--Littlefield Corporation (OTCBB:LTFD) today announced earnings for the third quarter of 2007. Results from operations continued improvement and marked the fourteenth consecutive quarter of year-over-year revenue growth.

    The Q3 2007 earnings include approximately $164,000 of notable items: $150,000 for legal expenses mainly related to legal cases and regulatory matters and $14,000 of non-cash expenses related to stock-based compensation.

    The Q3 2006 earnings included approximately $275,000 of notable items: $183,000 for legal settlements, $62,000 for restatement costs, $16,000 for legal expenses related to legal cases and $14,000 of non-cash expenses related to stock-based compensation.

    Highlights for the quarter versus the comparable prior year quarter are as follows:

    1. Total Q3 2007 revenue rose 5% or $155,335 to $3,013,266.
        Entertainment increased 17% and Hospitality declined 13%.

    2. Entertainment (bingo) gross profit for Q3 2007 grew 28% or $187,074 to $856,452. Entertainment gross profit percent increased to 40.2% versus 36.7% last year. The strongest performance in the quarter came from South Carolina and Alabama while Texas bingo was affected by the renovation and reopening of our hall in Abilene, Texas.

    3. Seasonality in the Hospitality segment largely contributed to a gross margin loss of ($252,885) which remained approximately flat with the gross margin loss of ($253,777) in Q3 2006.

    4. Excluding the notable items described above, operating income in Q3 2007 was $84,532 versus an operating loss of ($15,435) last year.

    5. Including the notable items above and higher interest expenses associated with the financing of 2006 legal settlements net income in Q3 2007 was a loss of ($141,346) or ($0.012) per share versus a loss of ($340,511) or ($0.031) per share in Q3 2006.

    The following report is based upon unaudited financial statements reviewed by the Company's Audit Committee of the Board of Directors.

    REVENUE


                               Q3 2007    Q3 2006   Variance  % Change
                              ---------- ---------- --------- --------
LTFD Corporation              $3,013,266 $2,857,931  $155,335       5%
Entertainment                  2,130,630  1,822,417   308,213      17%
Hospitality                      868,103  1,000,272 (132,169)    (13%)
Other                             14,533     35,242  (20,709)       NM


    South Carolina and Alabama bingo were particularly strong contributors to the Entertainment increase in revenue. Texas bingo was affected by the hall renovation and reopening in Abilene, Texas. The Hospitality revenue decrease mainly reflected lower levels of sub rental sales and customer events.

    The trend of quarterly year-over-year revenue increases has been as follows:


                               Q1   Q2   Q3    Q4   Q1   Q2   Q3   Q4
  TREND OF REVENUE INCREASES  2004 2004 2004  2004 2005 2005 2005 2005
----------------------------- ---- ---- ----- ---- ---- ---- ---- ----
  LTFD Corp                   (6%) (2%)   1%    9%  11%  10% 20%   17%
  Entertainment               (6%)  1%   15%   11%  10%   5% (1%)  14%
  Hospitality                 (6%) (8%) (29%)   6%   5%  19% 90%   19%


                                    Q1   Q2   Q3   Q4   Q1   Q2   Q3
  TREND OF REVENUE INCREASES       2006 2006 2006 2006 2007 2007 2007
---------------------------------- ---- ---- ---- ---- ---- ---- -----
  LTFD Corp                         17%  21%  11%  23%  20%  1%    5%
  Entertainment                     21%  18%  12%   7%   7%  9%   17%
  Hospitality                       10%  25%   8%  44%  63% (9%) (13%)


    The pattern of revenue increases which first became evident in Q4 2004 continued with another recent quarter of revenue increase.

    GROSS PROFIT

                                  Q3 2007   Q3 2006  Variance % Change
                                 --------- --------- -------- --------
LTFD Corporation                  $616,638  $444,376 $172,262      39%
Entertainment                      856,452   669,378  187,074      28%
Hospitality                      (252,885) (253,777)      892       --
Other                               13,071    28,775 (15,704)       NM


    Entertainment gross profit percent increased to 40.2% versus 36.7% last year. The increased Entertainment gross profit represents higher revenues coupled with expense management. The seasonal Hospitality gross loss was contained to the prior year level despite a decline in revenue.

    CORPORATE OVERHEAD

                                  Q3 2007  Q3 2006  Variance  % Change
                                  -------- -------- --------- --------
Third Quarter                     $503,028 $429,324 ($73,704)    (17%)


    For the quarter, the increased Corporate Overhead expense, excluding depreciation and the notable items above, was the result of additional staff, increases in compensation, and other corporate expenses. Corporate overhead does not include depreciation of $29,079 in Q3 2007 and $30,487 in Q3 2006. This is consistent with past presentation of this information.

    NET INCOME (LOSS) and BASIC EPS

                                Q3 2007    Q3 2006   Variance % Change
                               ---------- ---------- -------- --------
LTFD Corporation               ($141,346) ($340,511)  199,195       NM
Basic Earnings (Loss) per
 share                           ($0.012)   ($0.031)   $0.019       NM
Basic shares outstanding       11,325,469 10,833,341  492,128       5%


    Disregarding the notable items and asset sales, the Company's net income for Q3 2007 was $11,618 compared with a net loss of ($71,237) in Q3 2006 with basic earnings per share of $0.001 per share in 2007 versus a loss of ($0.007) per share last year.

    Jeffrey L. Minch, President and Chief Executive Officer of
Littlefield Corporation, offered the following comments:

    "We continue to improve upon our prior year performance each quarter. Our third quarter performance was the highest third quarter level of revenue and gross profit in the past five years. The results for the Quarter were good especially in light of the seasonality in the Hospitality business. The third quarter generally is the weakest quarter for both the entertainment and hospitality businesses.

    We saw continuing substantial gross profit increases in every Entertainment business unit - Texas, South Carolina and Alabama bingo when we consider the impact of our best-in-class renovation and re-opening of our hall in Abilene, Texas. This is very good performance!

    Entertainment revenue was up 17% or $308,000 and its gross profit was up 28% or $187,000 which is very significant because sixty cents of each additional dollar of revenue made it down to the bottom line. This shows the huge leverage possibility in the Entertainment segment. Once established, most of our revenue improvements show up on the bottom line! This is why we have added some overhead positions to redouble our efforts to grow bingo.

    We also responded to seasonal changes in Hospitality revenue and contained the quarterly loss to the prior year level.

    To capitalize on the opportunities in Texas, in the third quarter we acquired two additional bingo licenses for future use in Texas and the Company announced a new Texas bingo hall to be opened in our fourth quarter. We also have several potential acquisition opportunities which we are considering to strengthen our overall portfolio and plan to pursue them if they meet our investment criteria.

    Thanks to everyone who has contributed to our continued growth and I look forward to answering your questions during the Conference Call on Tuesday, October 30. Please e-mail me your questions."

    Earnings will be discussed in a conference call on Tuesday, October 30, 2007 at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Corporation Third Quarter 2007 Earnings Conference Call.

    Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

    Littlefield Corporation is a Delaware Corporation headquartered in Austin, Texas whose corporate subsidiaries are involved as licensed commercial lessor and promoter (in South Carolina only) with thirty
(30) charitable bingo halls in Texas, South Carolina and Alabama. Over 100 charities conduct bingo in these charitable bingo halls and in 2006 earned $4,300,000 to fund their noble causes. These charitable bingo halls had over 3,000,000 customers play bingo in 2006. In addition, the Company owns Word of Mouth (custom catering company) and Premiere Tents & Events (party rental company).

    In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


    CONTACT: Littlefield Corporation, Austin
             Investor Relations:
             Cecil Whitmore, 512-476-5141
             FX: 512-476-5680
             cwhitmore@littlefield.com